Exhibit 10.26

Senior Secured Redeemable Debenture

Dated as of: July 31, 2013

Effective Issuance Date: September 1, 2013

Maturity Date: September 1, 2014

Amount: $400,000.00

This Senior Secured Redeemable Debenture (the “Debenture”) is dated as of July 31, 2013, and effectively issued as of September 1, 2013 (the “Closing Date”) by Cyclone Power Technologies, Inc., a Florida corporation (the “Company”), to TCA Global Credit Master Fund LP, a Cayman Islands limited partnership (together with its permitted successors and assigns, the “Holder”) pursuant to exemptions from registration under the Securities Act of 1933, as amended.

ARTICLE I.

Section 1.01     Principal and Interest. For value received, the Company hereby promises to pay to the order of the Holder, by no later than September 1, 2014 (the “Maturity Date”), in immediately available and lawful money of the United States of America, Four Hundred Thousand and No/100 Dollars ($400,000.00), together with interest on the outstanding principal amount under this Debenture, at the rate of twelve percent (12%) per annum simple interest (the “Interest Rate”) from the Closing Date, until paid, as more specifically provided below.

Section 1.02     Optional Redemption Prior to Maturity. The Company, at its option, shall have the right to redeem this Debenture in full and for cash, at any time prior to the Maturity Date, with three (3) business days advance written notice (the “Redemption Notice”) to the Holder. The amount required to redeem this Debenture in full pursuant to this Section 1.02 shall be equal to: (i) the aggregate principal amount then outstanding under this Debenture; plus (ii) all accrued and unpaid interest due under this Debenture as of the redemption date; plus (iii) all other costs, fees and charges due and payable hereunder or under any other “Transaction Documents” (as hereinafter defined); plus (iv) a redemption premium equal to the then outstanding principal amount due under this Debenture multiplied by six percent (6%) (collectively, the “Redemption Amount”). The Company shall deliver the Redemption Amount to the Holder on the third (3rd) business day after the date of the Redemption Notice.

Section 1.03     Mandatory Redemption at Maturity. On the Maturity Date, the Company shall redeem this Debenture for the Redemption Amount, which Redemption Amount shall be due and payable to the Holder by no later than 2:00 P.M., EST, on the Maturity Date.

Section 1.04     Payments.

(1)     Payments On the Closing Date. On the Closing Date, Holder shall deduct the first monthly payment due under this Debenture from the proceeds due to the Company from the purchase of this Debenture.

(2)     Monthly Payments. The Company shall make monthly payments of principal, interest and the corresponding amount of redemption premium, as applicable, to the Holder, commencing on the first (1st) day of November, 2013, and on the first (1st) day of each consecutive calendar month thereafter while this Debenture is outstanding, until the Maturity Date, based on the payment, amortization and redemption premium schedule attached hereto as Exhibit “A”. In the event the first (1st) day of any calendar month on which a payment is due hereunder is not a Business Day, then said payment shall be due on the first Business Day thereafter occurring. A “Business Day” shall mean any day other than a Saturday, a Sunday, or a legal holiday on which federal banks are not open for business.

(3)     Interest Calculations; Payment Application. Interest shall be calculated on the basis of a 360-day year, and shall accrue daily on the outstanding principal amount outstanding from time to time for the actual number of days elapsed, commencing on the Closing Date until payment in full of the outstanding principal, together with all accrued and unpaid interest and other amounts which may become due hereunder or under any Transaction Documents, has been received and cleared to the Holder. Unless otherwise expressly provided elsewhere in this Debenture, all payments made under this Debenture shall include a redemption premium equal to six percent (6%) of the amount of principal paid with such payment. All payments received and actually collected by Holder hereunder shall be applied first to any costs and expenses due or incurred hereunder or under any other Transaction Documents, second to the redemption premium due on such payment in accordance with this Debenture, third to accrued and unpaid interest hereunder, and last to reduce the outstanding principal balance of this Debenture.

(4)     Late Fee. If all or any portion of the payments of principal, interest or other charges due hereunder are not received by the Holder within five (5) days of the date such payment is due, then the Company shall pay to the Holder a late charge (in addition to any other remedies that Holder may have) equal to five percent (5%) of each such unpaid payment or sum. Any payments returned to Holder for any reason must be covered by wire transfer of immediately available funds to an account designated by Holder, plus a $100.00 administrative fee charge. Holder shall have no responsibility or liability for payments purportedly made hereunder but not actually received by Holder; and the Company shall not be discharged from the obligation to make such payments due to loss of same in the mails or due to any other excuse or justification ultimately involving facts where such payments were not actually received by Holder.

Section 1.05     Manner of Payments. All sums payable to the order of Holder hereunder shall be payable by wire transfer of lawful dollars of the United States of America to the wire instructions set forth below, or at such place as Holder, from time to time, may designate in writing. Wire Instructions for all sums due and payable hereunder are as follows:

TCA Global Credit Master Fund, LP (US Dollars)

Correspondent Bank:

Bank of New York

1 Wall Street

New York, New York 10286

ABA# 021-0000-18

SWIFT: IRVTUS3N

Beneficiary Bank:

Caledonian Bank Limited

A/C Number: 89-000-50977

SWIFT: CBTLKYKY

For Final Credit:

Account Name: Caledonian Fund Services (Cayman) Limited – Client Bank Account

Account Number: 0201420308681001

Beneficiary Reference: TCA Global Credit Master Fund, LP A/C # 0201420310849001

ARTICLE II.

Section 2.01     Secured Nature of Debenture. This Debenture is being issued in connection with a Securities Purchase Agreement dated as of July 31, 2013, but made effective as of September 1, 2013 by and between the Company and the Holder (the “SPA”). The indebtedness evidenced by this Debenture is also secured by all of the assets and property of the Company and various other instruments and documents referred to in the SPA as the “Transaction Documents” (which term shall have the same meaning in this Debenture as such term is given in the SPA). All of the agreements, conditions, covenants, provisions, representations, warranties and stipulations contained in any of the Transaction Documents which are to be kept and performed by the Company are hereby made a part of this Debenture to the same extent and with the same force and effect as if they were fully set forth herein, and the Company covenants and agrees to keep and perform them, or cause them to be kept or performed, strictly in accordance with their terms.

ARTICLE III.

Section 3.01     Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) the Company shall fail to pay any interest, principal or other charges due under this Debenture or any other Transaction Documents on the date when any such payment shall be due and payable, subject to applicable grace periods; (ii) the Company makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Company, and the order or decree is not vacated within sixty (60) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating the Company insolvent, and the order or decree is not vacated within sixty (60) days from the date of entry thereof; (v) the Company files a petition in bankruptcy under the provisions of any bankruptcy law or any insolvency act; (vi) the Company admits, in writing, its inability to pay its debts as they become due; (vii) a proceeding or petition in bankruptcy is filed against the Company and such proceeding or petition is not dismissed within sixty (60) days from the date it is filed; (viii) the Company files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; and (ix) the Company shall fail to perform, comply with or abide by any of the material stipulations, agreements, conditions and/or covenants contained in this Debenture or any of the other Transaction Documents on the part of the Company to be performed complied with or abided by, and such failure continues or remains uncured for fifteen (15) days following written notice from the Holder to the Company.

Section 3.02     Remedies. Upon the occurrence of an Event of Default that is not timely cured within an applicable cure period hereunder, the interest on this Debenture shall immediately accrue at an Interest Rate equal to the greater of (i) eighteen percent (18%) or (ii) the maximum rate permitted by applicable law, and, in addition to all other rights or remedies the Holder may have, at law or in equity, the Holder may, in its sole discretion, accelerate full repayment of all principal amounts outstanding hereunder, together with accrued interest thereon, together with redemption premiums due thereon, together with all attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Holder in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Company hereunder and under the Transaction Documents, and all such amounts shall thereafter accrue interest at the default rate of interest as set forth above, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Debenture or any of the other Transaction Documents. In connection with the Holder’s rights hereunder upon an Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

ARTICLE IV.

Section 4.01     Usury Savings Clause. Notwithstanding any provision in this Debenture or the other Transaction Documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.

ARTICLE V.

Section 5.01     No Exemption. The Company hereby waives and releases all benefit that might accrue to the Company by virtue of any present or future laws exempting any property that may serve as security for this Debenture, or any other property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, exemption from civil process, or extension of time for payment; and the Company agrees that any property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order or manner desired by Holder.

Section 5.02     Exercise of Remedies. The remedies of the Holder as provided herein and in any of the other Transaction Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

Section 5.03     Waivers. The Company and all others who are, or may become liable for the payment hereof: (i) severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest of this Debenture or any other Transaction Documents, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Debenture and the other Transaction Documents, except as specifically provided in this Debenture or any other Transaction Document; (ii) expressly consent to all extensions of time, renewals or postponements of time of payment of this Debenture and any other Transaction Documents from time to time prior to or after the maturity of this Debenture without notice, consent or further consideration to any of the foregoing; (iii) expressly agree that the Holder shall not be required first to institute any suit, or to exhaust its remedies against the Company or any other person or party to become liable hereunder or against any collateral that may secure this Debenture in order to enforce the payment of this Debenture; and (iv) expressly agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by the Holder of any such person), the undersigned shall be and remain, directly and primarily liable for all sums due under this Debenture.

Section 5.04     No Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

ARTICLE VI.

Section 6.01     Notice. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Debenture shall be addressed and deemed to have been delivered in accordance with the SPA.

Section 6.02     Governing Law. The Company irrevocably agrees that any dispute arising under, relating to, or in connection with, directly or indirectly, this Debenture or related to any matter which is the subject of or incidental to this Debenture (whether or not such claim is based upon breach of contract or tort) shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Broward County, Florida.  This provision  is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Florida law. The Company hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in said county, and each waives any objection based on forum non conveniens. The Company hereby waives personal service of any and all process and consents that all such service of process may be made by certified mail, return receipt requested, directed to the Company as set forth herein or in the manner provided by applicable statute, law, rule of court or otherwise. Except for the foregoing mandatory forum selection clause, all terms and provisions hereof and the rights and obligations of the Company and Holder hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without reference to conflict of laws principles.

Section 6.03     Severability. In the event any one or more of the provisions of this Debenture shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Debenture operates or would prospectively operate to invalidate this Debenture, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Debenture. The remaining provisions of this Debenture shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

Section 6.04     Entire Agreement and Amendments. This Debenture, together with the other Transaction Documents, represents the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there are no representations, warranties or commitments, except as set forth herein and therein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

Section 6.05     Binding Effect. This Debenture shall be binding upon the Company and the successors and assigns of the Company and shall inure to the benefit of the Holder and the successors and assigns of the Holder.

Section 6.06     Assignment. The Holder may from time to time sell or assign, in whole or in part, or grant participations in, this Debenture and/or the obligations evidenced hereby without the consent or approval of the Company. The holder of any such sale, assignment or participation, if the applicable agreement between Holder and such holder so provides, shall be: (i) entitled to all of the rights, obligations and benefits of Holder (to the extent of such holder’s interest or participation); and (ii) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to the Company (to the extent of such holder’s interest or participation), in each case as fully as though the Company was directly indebted to such holder. Holder may in its discretion give notice to the Company of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Holder’s or such holder’s rights hereunder.

Section 6.07     Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

Section 6.08     Waiver of Jury Trail. THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS DEBENTURE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS DEBENTURE OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO, AND THE COMPANY AGREES AND CONSENTS TO THE GRANTING TO HOLDER OF RELIEF FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST HOLDER AND TO ASSIST HOLDER IN OBTAINING SUCH RELIEF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ACCEPTING THIS DEBENTURE FROM THE COMPANY. THE COMPANY’S REASONABLE RELIANCE UPON SUCH INDUCEMENT IS HEREBY ACKNOWLEDGED.

Section 6.09     Non-U.S. Status. THE HOLDER IS A NON-U.S. PERSON AS THAT TERM IS DEFINED IN THE UNITED STATES INTERNAL REVENUE CODE.  IT IS HEREBY AGREED AND UNDERSTOOD THAT THE OBLIGATIONS HEREUNDER MAY BE SOLD OR RESOLD ONLY TO NON-U.S. PERSONS.  THE INTEREST PAYABLE HEREUNDER IS PAYABLE ONLY OUTSIDE THE UNITED STATES.  ANY U.S. PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAW. BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SEC 6049(B)(4) OF THE INTERNAL REVENUE CODE AND REGULATIONS THEREUNDER) AND THAT IT IS NOT ACTING FOR OR ON BEHALF OF A UNITES STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SEC. 6049(B)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER).

ARTICLE VII.

Section 7.01     Conversion of Debenture. At any time and from time to time while this Debenture is outstanding on or after the Closing Date, but only upon the occurrence of an Event of Default under the SPA or any other Transaction Documents, this Debenture may be, at the sole option of the Holder, convertible into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms and conditions set forth in this Article VII.

(1)          Conversion Upon Default. At any time while this Debenture is outstanding on or after the Closing Date, but only upon the occurrence of an Event of Default under the SPA or any other Transaction Documents, the Holder may convert all or any portion of the outstanding principal, accrued and unpaid interest, redemption premium, and any other sums due and payable hereunder or under any of the other Transaction Documents (such total amount, the “Conversion Amount”) into shares of Common Stock of the Company (the “Conversion Shares”) at a price equal to: (i) the Conversion Amount (the numerator); divided by (ii) eighty-five percent (85%) of the average daily volume weighted average price of the Company’s Common Stock during the five (5) trading days immediately prior to the Conversion Date (as defined below) as indicated in the conversion notice (in the form attached hereto as Exhibit “B”, the “Conversion Notice”) (the denominator) (the “Conversion Price”); provided, however, no conversion hereunder shall be effected if the Conversion Price is less than $0.01 per share. The Holder shall submit a Conversion Notice indicating the amount of the Debenture being converted, the number of Conversion Shares issuable upon such conversion, and where the Conversion Shares should be delivered.

(2)          The Holder’s Conversion Limitations. Except upon the occurrence of an Event of Default hereunder or under the SPA or any other Transaction Documents, the Company shall not affect any conversion of this Debenture, and the Holder shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to the conversion set forth on the Conversion Notice submitted by the Holder, the Holder (together with the Holder’s affiliates (as defined herein) and any Persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). To ensure compliance with this restriction, prior to delivery of any Conversion Notice, the Holder shall have the right to request that the Company provide to the Holder a written statement of the percentage ownership of the Company’s Common Stock that would by beneficially owned by the Holder and its affiliates in the Company if the Holder converted such portion of this Debenture then intended to be converted by Holder. The Company shall, within two (2) Business Days of such request, provide Holder with the requested information in a written statement, and the Holder shall be entitled to rely on such written statement from the Company in issuing its Conversion Notice and ensuring that its ownership of the Company’s Common Stock is not in excess of the Beneficial Ownership Limitation. The restriction described in this Section may be waived by Holder, in whole or in part, upon sixty-one (61) days’ prior notice from the Holder to the Company. For purposes of this Debenture, the “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Debenture.  The limitations contained in this Section shall apply to a successor holder of this Debenture. For purposes of this Debenture, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

(3)          Mechanics of Conversion. The conversion of this Debenture shall be conducted in the following manner:

(a)     Holder's Delivery Requirements. To convert this Debenture into shares of Common Stock on any date set forth in the Conversion Notice by the Holder (the “Conversion Date”), the Holder shall transmit by facsimile or electronic mail (or otherwise deliver) a copy of the fully executed Conversion Notice to the Company (or, under certain circumstances as set forth below, by delivery of the Conversion Notice to the Company’s transfer agent).

(b)     Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than two (2) Business Days after receipt of such Conversion Notice, send, via facsimile or electronic mail (or otherwise deliver) a confirmation of receipt of such Conversion Notice (the “Conversion Confirmation”) to the Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. In the event the Company fails to issue its Conversion Confirmation within said two (2) Business Day time period, the Holder shall have the absolute and irrevocable right and authority to deliver the fully executed Conversion Notice to the Company’s transfer agent, and pursuant to the terms of the SPA, the Company’s transfer agent shall issue the applicable Conversion Shares to Holder as hereby provided. Within five (5) Business Days after the date of the Conversion Confirmation (or the date of the Conversion Notice, if the Company fails to issue the Conversion Confirmation), provided that the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, the Company shall cause the transfer agent to (or, if for any reason the Company fails to instruct or cause its transfer agent to so act, then pursuant to the SPA, the Holder may request and require the Company’s transfer agent to) electronically transmit the applicable Conversion Shares to which the Holder shall be entitled by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, and provide proof satisfactory to the Holder of such delivery. In the event that the Company’s transfer agent is not participating in the DTC FAST program and is not otherwise DWAC eligible (or in the event the Holder otherwise requests), within five (5) Business Days after the date of the Conversion Confirmation (or the date of the Conversion Notice, if the Company fails to issue the Conversion Confirmation), the Company shall instruct and cause its transfer agent to (or, if for any reason the Company fails to instruct or cause its transfer agent to so act, then pursuant to the SPA, the Holder may request and require the Company’s transfer agent to) issue and surrender to a nationally recognized overnight courier for delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the Holder or its nominee, for the number of Conversion Shares to which the Holder shall be entitled. To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture, plus all accrued and unpaid interest thereon and other sums due hereunder, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s).  The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

(c)     Record Holder. The Person(s) entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Conversion Date.

(d)     Failure to Deliver Certificates. If in the case of any Conversion Notice, the certificate or certificates are not delivered to or as directed by the Holder by the date required hereby, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates representing the principal amount of this Debenture unsuccessfully tendered for conversion to the Company.

(e)     Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof and accrued but unpaid interest thereon in accordance with the terms of this Debenture, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Debenture being converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates representing Conversion Shares pursuant to timing and delivery requirements of this Debenture, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $1.00 per day for each day after the date by which such certificates should have been delivered until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant this Debenture or any agreement securing the indebtedness under this Debenture for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Nothing herein shall prevent the Holder from having the Conversion Shares issued directly by the Company’s transfer agent in accordance with the SPA, in the event for any reason the Company fails to issue or deliver, or cause its transfer agent to issue and deliver, the Conversion Shares to the Holder upon exercise of Holder’s conversion rights hereunder.

(f)          Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes, or any other issuance or transfer fees of any nature or kind that may be payable in respect of the issue or delivery of such certificates, any such taxes or fees, if payable, to be paid by the Company.

(4)     Make-Whole Rights. Upon liquidation by the Holder of Conversion Shares issued pursuant to a Conversion Notice, provided that the Holder realizes a net amount from such liquidation equal to less than the Conversion Amount specified in the relevant Conversion Notice (such net realized amount, the “Realized Amount”), the Company shall issue to the Holder additional shares of the Company’s Common Stock equal to: (i) the Conversion Amount specified in the relevant Conversion Notice; minus (ii) the Realized Amount, as evidenced by a reconciliation statement from the Holder (a “Sale Reconciliation”) showing the Realized Amount from the sale of the Conversion Shares; divided by (iii) the average volume weighted average price of the Company’s Common Stock during the five (5) Business Days immediately prior to the date upon which the Holder delivers notice (the “Make-Whole Notice”) to the Company that such additional shares are requested by the Holder (the “Make-Whole Stock Price”) (such number of additional shares to be issued, the “Make-Whole Shares”). Upon receiving the Make-Whole Notice and Sale Reconciliation evidencing the number of Make-Whole Shares requested, the Company shall instruct its transfer agent to issue certificates representing the Make-Whole Shares, which Make Whole Shares shall be issued and delivered in the same manner and within the same time frames as set forth in Subsection (3)(b) above. Subsections (3)(c), (3)(d), (3)(e) and (3)(f) above shall be applicable to the issuance of the Make-Whole Shares. The Make-Whole Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company’s Common Stock. Following the sale of the Make-Whole Shares by the Holder: (i) in the event that the Holder receives net proceeds from such sale which, when added to the Realized Amount from the prior relevant Conversion Notice, is less than the Conversion Amount specified in the relevant Conversion Notice, the Holder shall deliver an additional Make-Whole Notice to the Company following the procedures provided previously in this paragraph, and such procedures and the delivery of Make-Whole Notices shall continue until the Conversion Amount has been fully satisfied; (ii) in the event that the Holder received net proceeds from the sale of Make-Whole Shares in excess of the Conversion Amount specified in the relevant Conversion Notice, such excess amount shall be applied to satisfy any and all amounts owed hereunder in excess of the Conversion Amount specified in the relevant Conversion Notice.

(5)     Adjustments to Conversion Price.

(a)     Intentionally Left Blank.

(b)     Fundamental Transaction. If, at any time while this Debenture is outstanding: (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c)     Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Debenture, the Company shall promptly deliver to Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(6)     Notice to Allow Conversion by Holder.  If: (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Company’s records, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert this Debenture during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

[Signatures on the following page]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Debenture as of the date first written above.

CYCLONE POWER TECHNOLOGIES, INC., a Florida corporation

By: /s/ Harry Schoell
Name: Harry Schoell
Title: Chairman

Signature page – Debenture

Exhibit “A”

Schedule of Payments

Payment Date	Payment No.	Interest Payment	Prin. Payment	Redemption prem. %	Prem. Payable	Total Payable	Balance Outstanding
							$400,000.00
At Closing	1	$4,000.00		6%		$4,000.00	$400,000.00
11/1/13	2	$4,000.00		6%		$4,000.00	$400,000.00
12/1/13	3	$4,000.00	$38,232.83	6%	$2,400.00	$44,632.83	$361,767.17
1/1/14	4	$3,617.67	$38,615.16	6%	$2,400.00	$44,632.83	$323,152.01
2/1/14	5	$3,231.52	$39,001.31	6%	$2,400.00	$44,632.83	$284,150.70
3/1/14	6	$2,841.51	$39,391.32	6%	$2,400.00	$44,632.83	$244,759.38
4/1/14	7	$2,447.59	$39,785.24	6%	$2,400.00	$44,632.83	$204,974.14
5/1/14	8	$2,049.74	$40,183.09	6%	$2,400.00	$44,632.83	$164,791.05
6/1/14	9	$1,647.91	$40,584.92	6%	$2,400.00	$44,632.83	$124,206.13
7/1/14	10	$1,242.06	$40,990.77	6%	$2,400.00	$44,632.83	$83,215.36
8/1/14	11	$832.15	$41,400.68	6%	$2,400.00	$44,632.83	$41,814.68
9/1/14	12	$418.15	$41,814.68	6%	$2,400.00	$44,632.83	$0.00

Exhibit “B”

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal, interest and/or other sums under the Senior Secured, Convertible, Redeemable Debenture (the “Debenture”) of Cyclone Power Technologies, Inc., a corporation incorporated under the laws of the State of Florida (the “Company”), into shares of common stock, $0.0001 par value per share (the “Common Shares”), of the Company in accordance with the conditions of the Debenture, as of the date written below.

Based solely on information provided by the Company to Holder, the undersigned represents and warrants to the Company that its ownership of the Common Shares does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, specified under Section 7.01(2) of the Debenture.

Conversion calculations

Effective Date of Conversion:                                                               _______________________

Principal Amount and/or Interest to be Converted:                          _______________________

Number of Common Shares to be Issued:                                           _______________________

[HOLDER]

By: ____________________________

Name: __________________________

Title: ___________________________

Address: ________________________

_______________________

_______________________

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